Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Nexalin Technology, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	457(o)	—	—	$7,000,000	$147.60 per $1,000,000 (0.00014760)	$1,033.20	—	—	—	—
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—	—	—	—	—	—	—
Total Offering Amounts						$7,000,000
Total Fees Previously Paid								$1,033.20
Total Fee Offsets								—
Net Fee Due								$1,033.20

(1)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price of the securities registered hereunder to be sold by the registrant.